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                                                                    Exhibit 3.1

                                                                  EXECUTION COPY

                  AMENDMENT NO. 1 (this "AMENDMENT"), dated as of May 21, 1999, to the Amended and Restated Investors Agreement (the "ORIGINAL AGREEMENT"), dated as of April 9, 1998, by and among (i) IPC Information Systems, Inc. ("IPC"), (ii) Cable Systems Holding, LLC, a Delaware limited liability company,
(iii) Cable Systems International, Inc., a Delaware corporation, (iv) Richard Kleinknecht, (v) David Walsh, (vi) Anthony Servidio and (vii) Allegra Capital Partners III, L.P. (formerly known as Lawrence, Smith & Horey III, L.P.), a Delaware limited partnership. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the respective meanings assigned to them in the Original Agreement.

                                    RECITALS

                  WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, IPC issued shares of its capital stock to the parties set forth on Schedule I to the Original Agreement (the "SHAREHOLDERS"); and

                  WHEREAS, IPC and each of the Shareholders entered into the Original Agreement to regulate certain aspects of their relationship and to provide for, among other things, restrictions on the transfer or other disposition of securities of IPC and matters relating to the corporate governance of IPC; and

                  WHEREAS, IPC Merger Sub Two, Inc., a Delaware corporation and a wholly-owned direct subsidiary of IPC Communications, Inc., a Delaware corporation ("HOLDINGS"), which is in turn a wholly-owned direct subsidiary of IPC, has merged pursuant to Section 251(g) of the General Corporation Law of the State of Delaware with and into IPC (the "REORGANIZATION"); and

                  WHEREAS, as a result of the Reorganization, IPC is now a wholly-owned direct subsidiary of Holdings, and the stockholders of IPC immediately prior to the Reorganization are now stockholders of Holdings; and

                  WHEREAS, IPC and the Shareholders desire to amend certain provisions of the Original Agreement to add Holdings as a party thereto and to remove IPC as a party thereto, all in accordance with Section 7.04 of the Agreement, which requires the approval of this Amendment in writing by IPC and the holders of at least 50% of the shares of Common Stock held by the Shareholders.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:




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                  1.1 The Preface to the Original Agreement shall be amended by deleting the defined term "IPC Information Systems, Inc. (the "COMPANY")" and replacing it with the following defined term:

                           "IPC Communications, Inc. (the "COMPANY")"


                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                            IPC INFORMATION SYSTEMS, INC.


                            By:  /s/ Gerald E. Starr
                                ---------------------------
                                  Name: Gerald E. Starr
                                  Title: President & Chief Executive Officer


                            CABLE SYSTEMS HOLDING, LLC



                            By: /s/ Bruce R. Burkett
                                ---------------------------
                                  Name: Bruce R. Burkett
                                  Title: Manager

                            /s/ Richard Kleinknecht
                            -------------------------------
                            Richard Kleinknecht

                            /s/ David Walsh
                            -------------------------------
                            David Walsh

                            /s/ Anthony Servidio
                            -------------------------------
                            Anthony Servidio



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                            ALLEGRA CAPITAL PARTNERS III, L.P.

                            By:  Its General Partner,
                                 Allegra Partners III, L.P.


                            By: /s/ Richard W. Smith
                                ---------------------------
                                   Name: Richard W. Smith
                                   Title:  General Partner